Exhibit 5.1

December 15, 2008

Potlatch Corporation

601 West First Avenue, Suite 1600

Spokane, WA 99201

Re:	Registration Statements on Form S-8

Ladies and Gentlemen:

Reference is made to the Registration Statements on Form S-8 (the “Registration Statements”) to be filed by Potlatch Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, relating to (a) 3,000,000 shares of common stock, par value $1.00 per share (the “Common Stock”), issuable pursuant to the Potlatch Hourly 401(k) Plan (the “Hourly Plan”), (b) 2,000,000 shares of Common Stock issuable pursuant to the Potlatch Salaried 401(k) Plan (the “Salaried Plan,” and together with the Hourly Plan, the “401(k) Plans”) and (c) $10,000,000 of Deferred Compensation Obligations (the “Obligations”) of the Company to be offered pursuant to the Potlatch Corporation Management Deferred Compensation Plan (the “Deferred Compensation Plan”).

It is my opinion that such shares of the Common Stock of the Company, when issued and sold in accordance with each of the 401(k) Plans, will be legally issued, fully paid and nonassessable.

In addition, it is my opinion that following the deferrals of compensation giving rise to the Obligations in accordance with the terms of the Deferred Compensation Plan, the Obligations will constitute binding obligations of the Company.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to each of the Registration Statements.

Very truly yours,

/s/ Pamela A. Mull
Pamela A. Mull
Vice President and General Counsel